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                                                                     EXHIBIT 5.1

DeltaPoint, Inc.
22 Lower Ragsdale Drive
Monterey, CA 93940

RE: REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:

    We have examined the Registration Statement on Form SB-2 to be filed by DeltaPoint, Inc., a California corporation (the "Company"), with the Securities and Exchange Commission on September 2, 1997, in connection with the registration under the Securities Act of 1933, as amended, of 2,550,700 shares of the Company's Common Stock, par value $0.001 per share (the "Shares") (including an over-allotment option to purchase 332,700 shares). The Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement filed as an exhibit thereto. As legal counsel to the Company, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

    Based upon the foregoing, we are of the opinion that the Shares, when issued in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                          Very truly yours,
                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation